Exhibit 99.2

CANADA SOUTHERN PETROLEUM LTD.

CANADA SOUTHERN ANNOUNCES KOTANEELEE L-38

DEVELOPMENT WELL HAS COMMENCED DRILLING

CALGARY, Alberta, August 23, 2004 -- Canada Southern Petroleum Ltd. (NASDAQ /Pacific: CSPLF; Toronto/Boston: CSW) today reported that the Kotaneelee L-38 development well was spud on August 22, 2004.

This well is targeted to enter the Nahanni formation horizontally and achieve a total well depth of 4,882 metres (16,017 feet).

As previously disclosed, effective May 1, 2004, Canada Southern converted from a 30.67% carried interest in the Kotaneelee natural gas field to a 30.67% working interest.  On May 3, 2004, the Company was served by the field operator with a notice to drill a new development well at Kotaneelee.  Canada Southern elected to participate to its full 30.67% working interest.  The operator estimates that the gross cost to drill and case the well is $16,738,000, of which Canada Southern’s share is approximately $5,133,000.  If the drilling of the well is successful, it is estimated that a further $5,200,000 (gross) will be incurred to complete and tie-in the well.

The operator estimates it will take approximately 150 days to drill the well.

######

Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company's limited voting shares are traded on the NASDAQ SmallCap Market and the Pacific Exchange, Inc. under the symbol "CSPLF," and on the Boston Stock Exchange and the Toronto Stock Exchange under the symbol "CSW." The Company has 14,417,770 shares outstanding.

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are uncertainties as to the costs, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties, and the significant costs associated with the exploration and development of the properties in which the Company has interests, particularly the Kotaneelee field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact: Randy Denecky, Chief Financial Officer, at (403) 269-7741.